Exhibit 99.1

Jazz Pharmaceuticals Appoints Philip Johnson as Chief Financial Officer

Mr. Johnson Brings Over 35 Years of Financial and Operating Experience to Leadership Team

DUBLIN, February 21, 2024 – Jazz Pharmaceuticals plc (Nasdaq: JAZZ) (“Jazz” or the “Company”) today announced that Philip Johnson has been appointed Executive Vice President and Chief Financial Officer, effective March 1, 2024. Mr. Johnson succeeds Renée Galá, who was promoted to President and Chief Operating Officer in October 2023.

Mr. Johnson joins Jazz Pharmaceuticals with over 35 years of financial experience, most recently leading Eli Lilly and Company’s treasury and investor relations operations as Group Vice President of Finance. In his new role, Mr. Johnson will oversee financial reporting, accounting, tax, treasury, risk management, financial planning and analysis, information services and facilities. He will also oversee the Company’s investor relations and corporate development functions.

“Phil’s deep financial acumen, strategic mindset and proven leadership abilities are an ideal fit for Jazz. Phil’s appointment follows a comprehensive search process to identify the right financial leader as we continue to execute against our strategy to grow and diversify our global business,” said Bruce Cozadd, Chairman and Chief Executive Officer of Jazz Pharmaceuticals. “I am thrilled to welcome Phil to Jazz and look forward to working closely with him to deliver enhanced shareholder value.”

“Jazz is a highly respected company with a strong financial foundation and significant opportunities for growth and value creation. It is exciting to join an innovative and science-driven organization deeply committed to addressing the unmet needs of patients who may have limited treatment options,” said Phil Johnson. “I am thrilled to bring my cross-functional expertise to my new role and build upon the team’s momentum to continue to grow and diversify Jazz’s global business.”

About Philip Johnson

Mr. Johnson has over 35 years of financial experience, most recently spending nearly three decades at Eli Lilly and Company where he held several senior leadership positions around the world in the Finance organization. In his last position, Phil served as Lilly’s Group Vice President of Finance, where he led the Company’s treasury and investor relations operations. In this role, he was also responsible for financial and negotiation support for Lilly’s business development activities and driving Lilly’s efforts with the financial community to drive positive social and economic change for underrepresented groups. Phil previously spent over 10 years as Lilly’s Senior Vice President of Investor Relations, where he worked in close collaboration with the CEO and CFO to build deep relationships with the investment community. Prior to his tenure at Lilly, he was a consultant at McKinsey & Company and worked in a variety of finance roles at other firms, primarily in mergers and acquisitions. Phil currently serves on several Boards and Committees, including the Indiana Chamber of Commerce and the Indianapolis Urban League. He also serves on the Board of Directors of Equity 1821, Lynx Capital and AMR Action Fund and is an Advisory Committee member for Jumpstart Nova and Sixty8 Capital. Phil holds a Bachelor of Science in Finance from the University of Illinois and a Master of Management from the Kellogg School of Management at Northwestern University.

About Jazz Pharmaceuticals plc

Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases—often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines and novel product candidates, from early- to late-stage development, in neuroscience and oncology. Within these therapeutic areas, we are identifying new options for patients by actively exploring small molecules and biologics, and through innovative delivery technologies and cannabinoid science. Jazz is headquartered in Dublin, Ireland and has employees around the globe, serving patients in nearly 75 countries. Please visit www.jazzpharmaceuticals.com for more information.

Contacts:

Investors:

Andrea N. Flynn, Ph.D.

Vice President, Head, Investor Relations

Jazz Pharmaceuticals plc

InvestorInfo@jazzpharma.com

Ireland +353 1 634 3211

U.S. +1 650 496 2717

Media:

Kristin Bhavnani

Head of Strategic Brand Engagement

Jazz Pharmaceuticals plc

CorporateAffairsMediaInfo@jazzpharma.com

Ireland +353 1 637 2141

U.S. +1 215 867 4948